MERRILL LYNCH DEVELOPING CAPITAL MARKETS FUND, INC.

FILE # 811-5723

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	AMOUNT PURCHASED	ISSUE SIZE	MEMBER OF UNDERWRITING SYNDICATE FROM WHOM FUND PURCHASED
06/12/01	Embraer Aircraft	$739,100	$577,173,926.40	Morgan Stanley
		$	$
		$	$